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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                Amendment No. 1
                                      to
                                    FORM CB

                TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

   [_] Securities Act Rule 801 (Rights Offering)

   [_] Securities Act Rule 802 (Exchange Offer)

   [_] Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)

   [X] Exchange Act Rule 14d-1(c) (Third Party Tender Offer)

   [_] Exchange Act Rule 14e-2(d) (Subject Company Response)

   [_] Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)

                             Terra Networks, S.A.
                           (Name of Subject Company)

                             Terra Networks, Inc.
     (Translation of Subject Company's Name into English (if applicable))

                               Kingdom of Spain
       (Jurisdiction of Subject Company's Incorporation or Organization)

                               Telefonica, S.A.
                      (Name of Person(s) Furnishing Form)

         American Depository Shares CUSIP 88100W103/ISIN US88100W1036
                        Common Stock ISIN ES0178174019
             (CUSIP Number of Class of Securities (if applicable))

                             Antonio Alonso Ureba
                          Joaquin de Fuentes Bardaji
                               Telefonica, S.A.
                            Gran Via, 28. Planta 9
                                 28001 Madrid

                                  copies to:
                               Richard D. Pritz
                            Clifford Chance US LLP
                                200 Park Avenue
                           New York, New York 10166
(Name, Address (including zip Code) and Telephone Number (including area code)
  of Person(s) Authorized to Receive Notices and Communications on Behalf of
                          Person(s) Furnishing Form)

                                 June 23, 2003
                 (Date Tender Offer/Rights Offering Commenced)

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PART I--INFORMATION SENT TO SECURITY HOLDERS

Item 1.  Home Jurisdiction Documents.

   The following documents are furnished as exhibits to this Form CB:

   Exhibit I.A: News release issued by Telefonica announcing the offer dated June 23, 2003.*


Item 2.  Informational Legends.

   This offer is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial Statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of U.S. companies.

   It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws because the offeror is located in a foreign country and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

PART II--INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

   The following documents are furnished as exhibits to this Form CB:


   Exhibit II.A: Prospectus for the Take-Over Bid Launched by Telefonica, S.A. for Terra Networks, S.A., authorized by the Comision National del Mercado de Valores of Spain on June 19, 2003 and dated June 18, 2003, which includes the Announcement of the Offer as Annex 7.**

   Exhibit II.B: Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated June 23, 2003.*

   Exhibit II.C: Letter to Clients dated June 23, 2003.*

   Exhibit II.D: Letter of Transmittal dated June 23, 2002.*

   Exhibit II.E: Letter to Record Holders Other Than Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees dated June 23, 2003.*

   Exhibit II.F: English Translation of the Notification Filed Before the Competition Authorities in Mexico (furnished to the Commission in Spanish as part of Annex 10 of Exhibit II.A above).
   -----
  * Furnished to the Commission as an Exhibit to Form CB on June 23, 2003.
 ** Furnished to the Commission as an Exhibit to Form CB on June 20, 2003.

PART III--CONSENT TO SERVICE OF PROCESS

   On May 29, 2003, Telefonica filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

PART IV--SIGNATURES

   After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              TELEFONICA, S.A.

                                              By:   /S/  ANTONIO ALONSO UREBA
                                                  ------------------------------
                                                  Name: Antonio Alonso Ureba
                                                  Title: General Secretary and
                                                         Secretary to the Board
                                                         of Directors
                                                  Date: June 26, 2003


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